Contact: Tom Neri

847-827-9666, ext. 2203

Lawson Products, Inc. Announces First

Quarter 2006 Results

DES PLAINES, Ill. May 3, 2006 – Lawson Products, Inc. (NASDAQ: LAWS), an international distributor of products, services and systems to the MRO and OEM marketplaces, today announced that net sales for the first quarter 2006 were $131.9 million, up 25 percent from $105.7 million in the first quarter of 2005. Net income was $5.0 million, or $.55 per diluted share, for the first quarter of 2006, unchanged from $5.0 million or $.54 per diluted share for the same period last year. Excluding costs associated with stock appreciation rights (which fluctuate primarily based on the Company’s stock price) and legal costs associated with the ongoing investigation being conducted by the U.S. Attorney’s office for the Northern District of Illinois, operating income (non-GAAP) for the first quarter 2006 was $9.9 million, an 18 percent increase from $8.4 million for the first quarter 2005. Inclusive of these items, first quarter 2006 operating income was $8.3 million (GAAP) compared to $8.7 million in the prior year.

The Company’s first quarter 2006 results reflect the adoption of Statement of Accounting Standards No. 123R (SFAS 123R) related to the accounting for stock-based compensation, resulting in after-tax charges of $.4 million and $.04 per diluted share for the cumulative effect of the change in accounting method as required under SFAS 123R.

First quarter 2006 results include the operations of Rutland Tool & Supply Co., which was acquired in December 2005. Rutland accounted for $15 million of sales and $1.0 million of operating income in the first quarter 2006. Substantially all businesses showed sales improvements in the first quarter 2006, including a 24 percent increase in sales for the Company’s OEM segment, which was driven by the addition of new customers and improved account penetration with several large customers.

“Sales productivity and operating efficiency initiatives resulted in a quarter of growth for our businesses” said Robert J. Washlow, Chairman of the Board and CEO. “Despite factors that negatively impacted our reported earnings this quarter, including costs for incentive plans tied to the Company’s stock price and legal costs associated with the ongoing investigation, Lawson’s businesses achieved improved sales and profitability. Management remains committed to build further on our positive results,” Washlow continued.

LAWSON

Lawson Products is an international leader in selling and distributing systems, services and products to the industrial, commercial and institutional maintenance, repair and replacement (MRO) market. The company also manufacturers, sells and distributes production and specialized component parts to the original equipment marketplace (OEM) including the automotive, appliance, aerospace, construction and transportation industries.

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This release contains certain forward-looking statements that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues”, “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: the impact of governmental investigations, such as the recently announced investigation by U.S. Attorney’s office for the Northern District of Illinois; excess and obsolete inventory; disruptions of the company’s information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the company’s “Risk Factors” set forth in its Annual Report on Form 10-K for the year ended December 31, 2005. The company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

Lawson Products, Inc. - Consolidated Income Statements

	Three Months Ended March 31, 2006	2005
Net Sales	$131,874,742	$105,657,988
Gross Profit	76,797,158	65,160,984
Operating Expenses	68,492,868	56,504,162
Operating Income (a)	8,304,290	8,656,822
Income from Continuing Operations Before Taxes and Cumulative Effect of Accounting Change	8,863,199	8,732,050
Provision for Income Taxes	3,546,000	3,522,000
Income from Continuing Operations Before Cumulative Effect of Accounting Change	5,317,199	5,210,050
Income (loss) from Discontinued Operations	32,000	(254,177)
Income Before Cumulative Effect of Accounting Change	5,349,199	4,955,873
Cumulative Effect of Accounting Change	(361,000)	0
Net Income	$4,988,199	$4,955,873
Basic Income per share of Common Stock:		
Continuing Operations Before Cumulative Effect of Accounting Change	$0.59	$0.57
Discontinued Operations	0.00	(0.03)
Cumulative Effect of Accounting Change	(0.04)	0.00
	$0.56	$0.54
Diluted Income per share of Common Stock:		
Continuing Operations Before Cumulative Effect of Accounting Change	$0.59	$0.56
Discontinued Operations	0.00	(0.03)
Cumulative Effect of Accounting Change	(0.04)	0.00
	$0.55	$0.54
Weighted Average Shares Outstanding:		
Basic	8,974,141	9,208,285
Diluted	8,988,418	9,232,124
Reconciliation of Non-GAAP Financial Measure:		
(a) Operating Income, as Reported (GAAP)	$8,304,290	$8,656,822
Exclude expenses/(income) for stock appreciation rights	556,000	(258,197)
Exclude expenses for on-going investigation	1,056,008	-
Operating Income, as Adjusted (Non-GAAP)	$9,916,298	$8,398,625

Note to table: The Company believes that the non-GAAP operating income comparison above helps investors compare current operating results to prior periods.